Exhibit 99.1

Switch and Data Reports First Quarter 2008 Financial and Operating Results

  Revenue and EBITDA Increased 27% and 41%, Year Over Year
  Debt Financing Completed
  Increases 2008 Revenue and EBITDA Guidance to $168 million and $53 million

TAMPA, Fla.--(BUSINESS WIRE)--Switch & Data Facilities Company, Inc. (NASDAQ:SDXC), a leading provider of network neutral interconnection and colocation services, today reported strong financial results for the quarter ended March 31, 2008.

“IP traffic growth remains strong, driving greater need for our exchange points,” stated Keith Olsen, Switch and Data CEO and President. “Our first quarter momentum and the completion of our financing provide a solid foundation for Switch and Data’s future.”

Total revenues for the three months ended March 31, 2008 increased 27% to $39.8 million from $31.4 million in the comparable period in 2007. Recurring revenues, which consist of colocation and interconnection services, were $37.6 million in the first quarter of 2008, an increase of 26% over the comparable period in 2007. Non-recurring revenues, representing one time installation fees and services, were $2.2 million compared to $1.6 million in the prior year.

EBITDA, defined as operating income before depreciation, amortization, stock-based compensation, lease litigation costs, deferred rent, and certain other costs, increased 41% to $12.6 million in the first quarter of 2008 as compared to $8.9 million in the comparable period in 2007. The EBITDA margin increased to 32% in the first quarter, from 28% in the comparable period in 2007. (EBITDA is a non-GAAP measure. A reconciliation between GAAP information and non-GAAP information contained in this press release can be found in the table immediately following the Consolidated Statements of Cash Flow, as well as on the Company’s website in the Investor Relations section).

Expenses

Cost of revenues, excluding depreciation and amortization, for the three months ended March 31, 2008 was $20.4 million as compared to $16.4 million for comparable period in 2007. The increase is primarily due to rent, utility, and personnel expense increases commensurate with facility expansion and customer growth. As a percentage of revenues, cost of revenues improved to 51% as compared to 52% in the same period of the prior year.

Sales and marketing costs for the three months ended March 31, 2008 were $5.2 million as compared to $3.8 million for the comparable period in 2007. General and administrative expenses were $4.3 million for the three months ended March 31, 2008 as compared to $3.9 million for the comparable period in 2007. The increases are primarily from an increase in personnel related costs including wages, commissions, and non-cash stock-based compensation.

Total non-cash stock-based compensation expense was $1.5 million in the first quarter of 2008.

Net income for the three months ended March 31, 2008 was $0.3 million, and included a loss from debt extinguishment of $0.7 million, comprised primarily of previously capitalized debt issue costs, related to the Company’s recent debt financing.

Balance Sheet and Cash Flow

The Company had cash and cash equivalents of $109.5 million on March 31, 2008.

Bank debt outstanding on March 31, 2008 was $120.0 million, commensurate with the Company’s recent debt financing. In addition, the Company capitalized $3.9 million of debt issue costs related to the debt financing.

Capital expenditures were $24.9 million in the first quarter 2008.

Business Outlook

Switch and Data is increasing its financial guidance for 2008. The Company expects:

  Total revenues of $168 million
  EBITDA of $53 million
  Capital expenditures of $165 million.

Switch and Data’s practice is to provide revenue and EBITDA guidance. The Company does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, net income (loss) from operations, cash generated from operating activities and cash used in investing activities and, as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for this forward-looking data. The Company intends to calculate the various non-GAAP financial measures in future periods consistent with the calculation method utilized for the quarter ended March 31, 2008 as presented within this press release.

Conference Call Info

The Company will host a conference call to discuss fist quarter 2008 results on Tuesday, April 29, 2008 at 4:30 p.m. ET. To listen to the conference call live, please dial 888-679-8035 or 617-213-4848 (international callers) and reference Passcode 89111077. The conference call will be webcast and can be accessed from the Company’s website at www.switchanddata.com under the Investor Relations section. A replay of the conference call will be available for one week beginning at 6:30 p.m. ET on Tuesday, April 29, 2008 until 11:59 p.m. on May 6, 2008. The replay can be accessed by calling 888-286-8010 or 617-801-6888 (international) and referencing Passcode 55835794. In addition, the webcast will be archived on the Company’s website at www.switchanddata.com.

About the Company

Switch and Data is a premier provider of network-neutral data centers that house, power, and interconnect the Internet. Leading content companies, enterprises, and communications service providers rely on Switch and Data to connect to customers and exchange Internet traffic. Switch and Data has built a reputation for world-class service, delivered across the broadest colocation footprint and richest network of interconnections in North America. Switch and Data operates 34 sites in the U.S. and Canada, provides one of the highest customer satisfaction scores for technical and engineering support in the industry, and is home to PAIX® – the world’s first commercial Internet exchange. For more information, please visit www.switchanddata.com.

Forward-Looking Statements

Certain statements herein are “forward-looking statements.” Such forward-looking statements are not historical facts but instead reflect Switch and Data’s current expectations or beliefs concerning future events and results of operations, many of which, by their nature, are inherently uncertain and outside of Switch and Data’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. In particular, the information set forth under the caption “Business Outlook” are forward-looking statements. Words such as expects, believes, estimates, anticipates and similar language indicate forward-looking statements. Further information concerning Switch and Data and its business, including factors that potentially could materially affect Switch and Data's financial results and conditions, as well as its other achievements, are contained in Switch and Data's filings with the Securities and Exchange Commission. Switch and Data does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Switch & Data Facilities Company, Inc.
Consolidated Statements of Operations
(in thousands, except earnings per share)
(unaudited)

	For the three months
	ended March 31,
	2007	2008
Revenues	$31,389	$39,777
Costs and operating expenses
Cost of revenues, exclusive of depreciation and amortization	16,431	20,359
Sales and marketing	3,817	5,194
General and administrative	3,883	4,331
Depreciation and amortization	6,163	6,524
Lease litigation settlement	2,600	-
Total costs and operating expenses	32,894	36,408
Operating income (loss)	(1,505)	3,369
Interest income	222	372
Interest expense	(2,608)	(2,502)
Loss from debt extinguishment	(2,809)	(695)
Other expense, net	(104)	(161)
Income (loss) from continuing operations before income taxes	(6,804)	383
Provision for income taxes	(12)	(44)
Income (loss) from continuing operations	(6,816)	339
Income from discontinued operations	185	-
Net income (loss)	(6,631)	339
Preferred stock accretions and dividends	(227,522)	-
Net income (loss), attributable to common stockholders	$(234,153)	$339

Income (loss) per share—basic
Continuing operations attributable to common stockholders	$(3.61)	$0.01
Discontinued operations	0.00	-
Net income (loss) attributable to common stockholders	$(3.61)	$0.01

Weighted average shares outstanding	64,937	34,311

Income (loss) per share—diluted
Continuing operations attributable to common stockholders	$(3.61)	$0.01
Discontinued operations	0.00	-
Net income (loss) attributable to common stockholders	$(3.61)	$0.01

Weighted average shares outstanding	64,937	34,896

Switch & Data Facilities Company, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	March 31,
	2007	2008
Assets

Cash and cash equivalents	$45,595	$109,549
Current assets	10,497	9,103
Long-term assets	176,598	224,093
Total assets	$232,690	$342,745

Liabilities and Stockholders’ Equity

Current liabilities	$31,725	$30,542
Current portion of long-term debt	3,750	-
Other long-term liabilities	15,672	15,943
Long-term debt, less current portion	34,439	120,000
Capital lease obligations	22,049	50,057
Total liabilities	107,635	216,542

Stockholders’ equity
Common stock	3	3
Unearned stock compensation	(15)	-
Additional paid-in capital	340,520	342,019
Accumulated deficit	(217,573)	(217,159)
Accumulated other comprehensive income	2,120	1,340
Total stockholders’ equity	125,055	126,203
Total liabilities and stockholders’ equity	$232,690	$342,745

Switch & Data Facilities Company, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	For the three months
	ended March 31,
	2007	2008
Cash flows from operating activities:
Net income (loss)	$(6,631)	$339
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	4,348	5,217
Amortization of debt issuance costs	157	88
Amortization of other intangible assets	1,805	1,308
Loss on debt extinguishment	2,359	695
Stock compensation expense	913	1,515
Provision for bad debts, net of recoveries	42	268
Deferred rent	222	1,133
Change in fair value of derivative	256	1,065
Loss on disposal of fixed assets	24	13
Changes in operating assets and liabilities, net of acquired amounts
(Increase) decrease in accounts receivable	(1,488)	1,049
(Increase) decrease in prepaids and other assets	(165)	22
(Increase) decrease in other long term assets	11	(29)
Increase (decrease) in accounts payable, accrued expenses, and other liabilities	5,365	(1,052)
Increase (decrease) in unearned revenue	497	(595)
Net cash provided by operating activities	7,715	11,036

Cash flows from investing activities:
Purchase of property and equipment	(5,931)	(24,908)
Net cash used in investing activities	(5,931)	(24,908)

Cash flows from financing activities:
Principal payments under long-term debt	(104,655)	(38,189)
Proceeds from long-term debt	-	120,000
Public offering costs	(1,024)	-
Proceeds from initial public offering, net of commissions	142,290	-
Debt issuance and amendment costs	(55)	(3,801)
Net cash provided by financing activities	36,556	78,010

Net increase in cash and cash equivalents	38,340	64,138
Effect of exchange rate changes on cash	10	(184)
Cash and cash equivalents:
Beginning of the period	3,671	45,595
End of the period	$42,021	$109,549

Additional Company Information

	For the three months ended March 31,
($ in Thousands)	2007		2008
Revenues
Colocation	$18,852	60%	$25,297	64%
Interconnection	10,901	35%	12,326	31%
Recurring Total	$29,753	95%	$37,623	95%
Non-recurring	1,636	5%	2,154	5%
Total	$31,389	100%	$39,777	100%
	As of March 31,
	2007	2008
Number of customers	857	907
Number of cross connects	18,194	19,797
Cabinets equivalents billed	5,987	7,034
Utilization rate	66.6%	70.3%

	For the three months ended March 31,
($ in Thousands)	2007	2008
New Sales
Recurring revenues *	$896	$1,333
Non-recurring revenue **	1,617	1,830
New Sales	$2,513	$3,163

* Recurring revenues represent service agreements entered into by new and existing customers during the given quarter. Revenues from these agreements will recur monthly over the life of the agreement.

** Non-recurring revenues represent the one-time installation fees associated with new service agreements. These one-time fees are billed to customers upon completion of the installation service and such revenues are recognized on a straight-line basis over the life of the agreement.

EBITDA Reconciliation

The following is a reconciliation of the Company’s operating income (loss) for the three month periods ended March 31, 2007 and March 31, 2008 to EBITDA.

Switch and Data uses EBITDA:

  As a measurements of operating performance because it assists management in comparing the results on a consistent basis as it removes the impact of items not directly resulting from operations;
  For planning purposes, including the preparation of its internal annual operating budget;
  To establish targets for certain management compensation; and
  To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.

EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund the Company’s cash flow needs; and (c) should not be considered as alternatives to net income, operating income, cash flows from operating activities or the Company’s other financial information as determined under GAAP.

The Company prepares EBITDA by adjusting operating income to eliminate the impact of a number of items that it does not consider indicative of its core operating performance. Investors are encouraged to evaluate each adjustment and the reasons the Company considers them appropriate. As an analytical tool, EBITDA is subject to various limitations. In addition, in evaluating EBITDA, investors should be aware that in the future the Company may incur expenses similar to the adjustments in this presentation. Switch and Data’s presentation of EBITDA should not be construed as an implication that its future results will be affected by unusual or non-recurring items.

	For the three months ended March 31,
($ in Thousands)	2007	2008
Operating income	$(1,505)	$3,369
Depreciation and amortization	6,163	6,524
Lease litigation settlement accrual	2,600	-
Deferred rent expense, non-cash (1)	386	1,133
Loss (gain) on disposal of fixed assets (2)	47	6
Stock-based compensation expense (3)	913	1,515
Legal expenses for real estate litigation (4)	328	46
EBITDA	$8,932	$12,593

(1) Rent is accrued as a straight-line expense that incorporates future lease cost escalations. The Deferred rent line item on the Statement of Cash Flows accounts for the difference between cash paid for rent and accrued rent expense for the period. Amounts for 2007 are $164 higher than the Statement of Cash Flows to account for discontinued operations deferred rent.

(2) Loss (gain) on disposal of fixed assets is a non-cash expense that is included in Cost of Revenues and General and Administrative expenses.

(3) Stock compensation expense is a non-cash expense to the Company that can be found on the Statement of Cash Flows.

(4) The Company has incurred legal expenses for lawsuits brought by several landlords for alleged breach of lease agreements. These expenses are included in the General and administrative line item of the Statement of Operations.

CONTACT:
For Switch & Data Facilities Company, Inc.
Investor Relations:
Kathleen Heaney, 203-803-3585
ir@switchanddata.com